CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Medium-Term Notes, Series A	$2,000,000	$61.41

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $173,707.38 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (No. 333-126811) filed by Barclays Bank PLC on September 21, 2005, and have been carried forward, of which $61.41 offset against the registration fee due for this offering and of which $173,645.97 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement dated September 25, 2007	Filed Pursuant to Rule 424(b)(3)
(To the Prospectus dated August 31, 2007 and	Registration No. 333-145845
Prospectus Supplement dated September 4, 2007)

$2,000,000 100% Principal Protected Digital Plus Notes due September 28, 2009 Linked to the Performance of a Basket of Currencies Medium-Term Notes, Series A, No. F-033

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC(Rated AA/Aa1‡)

Basket Initial Valuation Date:	September 25, 2007

Issue Date:	September 28, 2007

Basket Final Valuation Date:	September 23, 2009*

Maturity Date:	September 28, 2009* (resulting in a term to maturity of approximately two years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Reference Asset:

An equally-weighted basket consisting of the currency exchange rates between (i) the U.S. Dollar and the Brazilian Real (the “USDBRL” currency exchange rate), (ii) the U.S. Dollar and the Indian Rupee (the “USDINR” currency exchange rate”), (iii) the U.S. Dollar and the Iceland Krone (the “USDISK” currency exchange rate), (iv) the U.S. Dollar and the Turkish New Lira (the “USDTRY” currency exchange rate), and (v) the U.S. Dollar and the Hungarian Forint (the “USDHUF” currency exchange rate) (each a “currency exchange rate” and a “basket component”). The currency exchange rates for each reference currency, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent as the reference or spot rate, which will be determined by the calculation agent in accordance with the following:

(a)	where the currency exchange rate is USDBRL, the Brazilian Real per U.S. Dollar fixing rate, for settlement in two business days as reported by the Federal Reserve Bank of New York, which appears on Reuters screen “1FEE” to the right of the caption “BRL” at approximately 12:00 p.m. New York time, on the relevant date;

(b)	where the currency exchange rate is USDINR, the Indian Rupee per U.S. Dollar fixing rate for settlement in two business days as reported by the Federal Reserve Bank of New York, which appears on Reuters screen “1FEE” to the right of the caption “INR” at approximately 12:00 p.m., New York time, on the relevant date;

(c)	where the currency exchange rate is USDISK, the Iceland Krone per U.S. Dollar rate, which is (i) the Iceland Krone per Euro fixing rate for settlement in two business days as reported as by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “ISK” at approximately 2:15p.m., Frankfurt time, on the relevant date, divided by (ii) the U.S. Dollar per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “USD” at approximately 2:15p.m., Frankfurt time, on the relevant date;

(d)	where the currency exchange rate is USDTRY, the Turkish Lira per U.S. Dollar rate, which is (i) the Turkish Lira per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “TRY” at approximately 2:15 p.m., Frankfurt time, on the relevant date, divided by (ii) the U.S. Dollar per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “USD” at approximately 2:15 p.m., Frankfurt time, on the relevant date; and

(e)	where the currency exchange rate is USDHUF, the Hungarian Forint per U.S. Dollar rate, which is (i) the Hungarian Forint per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “HUF” at approximately 2:15 p.m., Frankfurt time, on the relevant date, divided by (ii) the U.S. Dollar per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “USD” at approximately 2:15 p.m., Frankfurt time, on the relevant date; and.

See “Description of Reference Asset” in this pricing supplement for additional information.

Coupon Payment Valuation Date:	September 25, 2008

Coupon Payment Date:	Three business days following the coupon payment valuation date

Coupon Payment Amount:	The coupon payment amount will be determined as follows:

•	if the basket performance is greater than or equal to 0% on the coupon payment valuation date, you will receive $100 per $1,000 principal amount Note on the coupon payment date; and

•	if the basket performance is less than 0% on the coupon payment valuation date, you will not receive a coupon payment.

Payment at Maturity:	If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•	if the basket performance is greater than 10%, you will receive your principal amount plus the product of (i) the principal amount of your Notes and (ii) the basket performance

•	if the basket performance is equal to or greater than 0% and less than or equal to 10%, you will receive $1,100 per $1,000 principal amount Note; and

•	if the basket performance is less than 0%, you will receive the principal amount of your Notes.

Your principal is only protected if you hold the Notes to maturity.

Basket Performance:

The basket performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date.

The basket performance will be calculated as follows:

C(i) Initial = 1.8650 with respect to USDBRL, 1.2339 with respect to USDINR, 62.4840 with respect to USDISK, 177.6833 with respect to USDTRY, and 39.5500 with respect to USDHUF, which, in each case, represents the reference level of each basket component on the basket initial valuation date;

C(i) Final = The reference level of each basket component on the coupon payment valuation date or the basket final valuation date; as applicable and

W(i) = Weighting of each basket component, which is 1/5 for each basket component.

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	06738G RN2 and US06738GRN24

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Notes with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “ Risk Factors” beginning on page S-3 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	3%	97%
Total	$2,000,000	$60,000	$1,940,000

PS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable on the Note

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual reference level or basket performance. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the reference levels of the basket components on the basket final valuation date relative to their reference levels on the basket initial valuation date. We cannot predict the basket performance.

The following examples illustrate the payment at maturity assuming an initial investment of $1,000 and that the reference levels of the basket components are as indicated.

Example 1: In this case, the basket performance was positive on the coupon payment valuation date and all five reference currencies strengthen against the U.S. dollar on the final valuation date. (This occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar.)

Step 1: Calculate the basket performance on the final valuation date.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
USDBRL currency exchange rate	1.86500	1.5000	19.57%	1/5	3.91%
USDINR currency exchange rate	39.5500	36.0000	8.98%	1/5	1.80%
USDISK currency exchange rate	62.4840	55.0000	11.98%	1/5	2.40%
USDTRY currency exchange rate	1.2339	1.1000	10.85%	1/5	2.17%
USDHUF currency exchange rate	177.6833	162.0000	8.83%	1/5	1.77%
Basket					12.04%

Step 2: Calculate the payment at maturity.

Because the basket performance of 12.04% is greater than 10% as of the basket final valuation date, you will receive your principal amount plus the product of (i) the principal amount of your Notes and (ii) the basket performance, calculated as follows:

$1,000 + ($1,000 × Basket Performance) = $1,000 + ($1,000 × 12.04%) = $1120.40

Step 3: Calculate the total return on the Note

Because you have received $100 for every $1,000 of principal amount of Note on the coupon payment date, the total return on investment is the sum of (i) the payment at maturity and (ii) the coupon payment, calculated as follows;

$1120.40+ $110 = $1230.40

Therefore, the payment at maturity is $1230.40 per $1,000 principal amount Note, representing a 23.04% return on investment over the term of the Notes.

Example 2: In this case, the basket performance was positive on the coupon payment valuation date, and three reference currencies strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar) while two currencies weaken against the U.S. Dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar).

PS–3

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
USDBRL currency exchange rate	1.8650	1.8400	1.34%	1/5	0.27%
USDINR currency exchange rate	39.5500	37.8000	4.42%	1/5	0.88%
USDISK currency exchange rate	62.4840	55.0000	11.98%	1/5	2.40%
USDTRY currency exchange rate	1.2339	1.2500	-1.30%	1/5	-0.26%
USDHUF currency exchange rate	177.6833	178.2000	-0.29%	1/5	-0.06%
Basket					3.23%

Step 2: Calculate the payment at maturity.

Because the basket performance of 3.23% is equal to or greater than 0% and less than or equal to 10% as of the basket final valuation date, you will receive a payment at maturity of $1,100.

Step 3: Calculate the total return on the Note

Because you have received $100 for every $1,000 of principal amount of Note on the coupon payment date, the total return on investment is the sum of (i) the payment at maturity and (ii) the coupon payment, calculated as follows;

$1,100 + $100 = $1,200

Therefore, the payment at maturity is $1,200 per $1,000 principal amount Note, representing a 20% return on investment over the term of the Notes.

Example 3: In this case, the basket performance was negative on the coupon payment valuation date, and all five reference currencies weaken against the U.S. dollar. (This occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar.)

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Basket Performance
USDBRL currency exchange rate	1.86500	2.2400	-20.11%	1/5	-4.02%
USDINR currency exchange rate	39.5500	42.4000	-7.21%	1/5	-1.44%
USDISK currency exchange rate	62.4840	69.0000	-10.43%	1/5	-2.09%
USDTRY currency exchange rate	1.2339	1.2900	-4.55%	1/5	-0.91%
USDHUF currency exchange rate	177.6833	200.8000	-13.01%	1/5	-2.60%
Basket					-11.06%

Step 2: Calculate the payment at maturity.

Because the basket performance of -11.06% is less than 0%, you will receive a payment at maturity of $1,000.

Step 3: Calculate the total return on the Note

Because there is no interest payment, the total return at maturity is $1,000 per $1,000 principal amount Note, representing a 0% return on investment over the term of the Notes.

Hypothetical Examples of Coupon Payment on Coupon Payment Date

The table illustrates the hypothetical coupon payment amount paid by the Notes on the coupon payment date based upon basket performance on the coupon payment valuation date, expressed as a percentage, ranging from -50% to 100%. If the basket performance is zero or positive on the coupon payment valuation date, you will receive $100 for every $1,000 in principal amount of note on the coupon payment date. If the basket performance is negative on the coupon payment valuate date, you will not receive interest payment.

Basket Performance on Coupon Valuation Date	Coupon Payment Amount per $1,000 Principal Amount of Note	% Coupon on Notes
100%	$100	10%
90%	$100	10%

PS–4

Basket Performance on Coupon Valuation Date	Coupon Payment Amount per $1,000 Principal Amount of Note	% Coupon on Notes
80%	$100	10%
70%	$100	10%
60%	$100	10%
50%	$100	10%
40%	$100	10%
30%	$100	10%
20%	$100	10%
10%	$100	10%
5%	$100	10%
0%	$100	10%
–5%	$0	0%
–10%	$0	0%
–15%	$0	0%
–20%	$0	0%
–25%	$0	0%
–30%	$0	0%
–40%	$0	0%
–50%	$0	0%

Total Return Profile

The table illustrates the hypothetical total return (i.e. not compounded) on an investment in the Notes based upon whether or not a coupon payment was made on coupon payment date and the basket performance on the final valuation date, expressed as a percentage, ranging from -50% to 100%, assuming a 0% reinvestment rate. If the basket performance on the final valuation date is greater than 10%, the payment at maturity equals the sum of the principal amount plus the product of (i) the principal amount of your Notes and (ii) the basket performance. If the basket performance is equal to or greater than 0% and less than or equal to 10% on the final valuation date, the payment at maturity equals $1,100 per $1,000 principal amount Note. Where the basket performance is negative on the final valuation date, the payment at maturity is equal to the principal amount. The return on your Notes will be positive only if coupon payment was made on coupon payment date or if the basket performance is positive on the final valuation date. Your principal is only protected if you hold the Notes to maturity.

Basket Performance on Final Valuation Date	Total Payment on the Notes Assuming a Coupon Payment of $100 for $1,000 Principal Amount of Note	% Total Return on Notes Assuming a Coupon Payment of $100 for $1,000 Principal Amount of Note	Total Payment on the Notes Assuming No Coupon Payment Is Made	% Total Return on Notes Assuming No Coupon Payment Is Made
100%	$2,100	110.00%	$2,000	100%
90%	$2,000	100.00%	$1,900	90%
80%	$1,900	90.00%	$1,800	80%
70%	$1,800	80.00%	$1,700	70%
60%	$1,700	70.00%	$1,600	60%
50%	$1,600	60.00%	$1,500	50%
40%	$1,500	50.00%	$1,400	40%
30%	$1,400	40.00%	$1,300	30%
20%	$1,300	30.00%	$1,200	20%
10%	$1,200	20.00%	$1,100	10%
5%	$1,200	20.00%	$1,100	10%
0%	$1,200	20.00%	$1,100	10%
–5%	$1,100	10.00%	$1,000	0%
–10%	$1,100	10.00%	$1,000	0%
–15%	$1,100	10.00%	$1,000	0%
–20%	$1,100	10.00%	$1,000	0%
–25%	$1,100	10.00%	$1,000	0%
–30%	$1,100	10.00%	$1,000	0%
–40%	$1,100	10.00%	$1,000	0%
–50%	$1,100	10.00%	$1,000	0%

PS–5

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the coupon payment valuation date and the final valuation date and the reference level of each basket component on the coupon payment valuation date and the final valuation date are subject to adjustment as described in the following sections of the prospectus supplement:

¡

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Notes with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

¡

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Notes with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by entitling you to a 10% return on investment at maturity in the event that the basket performance is equal to or greater than 0% and less than or equal to 10%.

•

Certain U.S. Federal Income Tax Considerations— In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the Notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield for the Notes, even though you may not receive any payments from us until maturity. In addition, you will recognize income or loss on the coupon payment date in the amount that the projected coupon payment differs from the coupon actually paid. The comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

For a further discussion of the tax treatment of your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations— U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•	“Risk Factors—Additional Risks Relating to Notes with More Than One Reference Asset (a ‘Basket’)”; and

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks described above, you should consider the following:

•

Notes Bearish on the U.S. dollar—The basket performance will only be positive if, on average, the value of the U.S. dollar weakens relative to the reference currencies, comprising the basket components. If, on average, the U.S. dollar appreciates in value relative to the Brazilian Real, Indian Rupees, and Iceland Krones over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•

Returns Do Not Increase at a Constant Rate—As the reference currencies strengthen (and the U.S. dollar weakens), the basket performance will also increase but at a diminishing marginal rate. For example, in Example 1, if the USDINR currency exchange rate had halved from its initial value of 39.5500 to 19.7750 (an increase of 100% in the value of the Rupees), the corresponding performance of that basket component would have resulted in a performance of 50%. Moreover, as the C(i)Initial decreases from C(i)Final, the returns on the Notes continue to increase but at a diminishing marginal rate.

•

The Notes Might Not Pay More Than the Principal Amount—You may receive a lower payment at maturity than you would have received if you had invested in the basket components directly. If the basket performance is not positive, you will not receive a payment at maturity of more than the principal amount of your Notes. This will be true even if the reference levels of some or all of the basket components was higher than the reference levels on the basket initial valuation date at some time during the term of the Notes but later falls below those initial reference levels.

•	The Notes Might Not Pay Interest—As a holder of the Notes, you may not receive coupon payment if the basket performance is less than 0% on the coupon payment valuation date.

PS–6

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

¡	the expected demand or supply for the basket components;

¡	the time to maturity of the Notes;

¡	interest and yield rates in the market generally;

¡	a variety of economic, financial, political, regulatory or judicial events; and

¡	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

The currency exchange rates for each reference currency, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent as the reference or spot rate, which is determined by the calculation agent in accordance with the following:

(a)	where the currency exchange rate is USDBRL, the Brazilian Real per U.S. Dollar fixing rate, for settlement in two business days as reported by the Federal Reserve Bank of New York, which appears on Reuters screen “1FEE” to the right of the caption “BRL” at approximately 12:00 p.m. New York time, on the relevant date;

(b)	where the currency exchange rate is USDINR, the Indian Rupee per U.S. Dollar fixing rate for settlement in two business days as reported by the Federal Reserve Bank of New York, which appears on Reuters screen “1FEE” to the right of the caption “INR” at approximately 12:00 p.m., New York time, on the relevant date;

(c)	where the currency exchange rate is USDISK, the Iceland Krone per U.S. Dollar rate, which is (i) the Iceland Krone per Euro fixing rate for settlement in two business days as reported as by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “ISK” at approximately 2:15p.m., Frankfurt time, on the relevant date, divided by (ii) the U.S. Dollar per Euro fixing rate for settlement in two business days as reported by the Federal Reserve Bank of New York, which appears on Reuters screen “1FEE” to the right of the caption “EUR” at approximately 12:00 p.m., New York time, on the relevant date;

(d)	where the currency exchange rate is USDTRY, the Turkish Lira per U.S. Dollar rate, which is (i) the Turkish Lira per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “TRY” at approximately 2:15 p.m., Frankfurt time, on the relevant date, divided by (ii) the U.S. Dollar per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “USD” at approximately 2:15 p.m., Frankfurt time, on the relevant date; and

(e)	where the currency exchange rate is USDHUF, the Hungarian Forint per U.S. Dollar rate, which is (i) the Hungarian Forint per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “HUF” at approximately 2:15 p.m., Frankfurt time, on the relevant date, divided by (ii) the U.S. Dollar per Euro fixing rate for settlement in two business days as reported by the European Central Bank, Frankfurt, which appears on Reuters screen “ECB37” to the right of the caption “USD” at approximately 2:15 p.m., Frankfurt time, on the relevant date; and

If any of the Reuters pages described above, or the successor page thereto, is not available on the basket final valuation date, the applicable exchange rate will be calculated by the calculation agent as the arithmetic mean of the applicable offer-side spot quotations received by the calculation agent from two leading commercial banks (selected in the sole discretion of the calculation agent), for the relevant currencies. If these spot quotations are available from fewer than two banks, then the calculation agent shall determine whether such quotation is available and reasonable to be used. If no such spot quotation is available, the calculation agent shall determine the applicable currency exchange rate for such date.

PS–7

Historical Information

The following graphs set forth the historical performance of the Real, Rupee, Krone, New Lira and Forint currency exchange rates based on the daily reference levels from January 29, 2002 through September 25, 2007. The reference levels on September 25, 2007 were 1.8650 with respect to USDBRL, 1.2339 with respect to USDINR, 62.4840 with respect to USDISK, 177.6833 with respect to USDTRY, and 39.5500 with respect to USDHUF. We obtained the information regarding the reference levels of the USDBRL, USDINR, USDISK USDTRY and USDHUF currency exchange rates below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the USDBRL, USDINR, USDISK, USDTRY and USDHUF currency exchange rates should not be taken as an indication of future performance, and no assurance can be given as to the reference levels on the basket final valuation date. We cannot give you assurance that the performance of the USDBRL, USDINR, USDISK, USDTRY and USDHUF currency exchange rates will result in any return in addition to your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–8

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–9

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–10